UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.1)

☒  Filed by the Registrant  ☐                     Filed by a Party other than the Registrant

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Baxter International Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMENDMENT TO PROXY STATEMENT DATED MARCH 21, 2022

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 3, 2022

This Amendment No.1 to the Proxy Statement, dated March 28, 2022 (this “Amendment”), amends the definitive proxy statement filed by Baxter International, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (“SEC”) on March 21, 2022 (the “2022 Proxy Statement”) and made available to the Company’s stockholders in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2022 Annual Meeting of Stockholders, scheduled to be held virtually on Tuesday, May 3, 2022 at 9:00 AM Central Time (the “Annual Meeting”). This Amendment is being filed with the SEC and made available to stockholders on or about March 28, 2022.

This Amendment updates the disclosure in the 2022 Proxy Statement on the voting requirements for and the effect of abstentions and broker non-votes on “Proposal 4: Approval of Certificate of Incorporation Amendment to Permit Stockholder Action by Written Consent” (“Proposal 4”) and “Proposal 5: Approval of Certificate of Incorporation Amendment to Lower the Special Meeting Threshold” (“Proposal 5”). Proposal 4 and Proposal 5 each require the affirmative vote of the holders of at least a majority of the outstanding shares of the Company’s common stock. Abstentions will have the effect of a vote against the approval of these Proposals. Nominees such as banks and brokers holding shares on behalf of beneficial owners who do not provide voting instructions may not vote the related shares with respect to Proposal 4 or Proposal 5. These broker non-votes will also have the effect of a vote against approval of these Proposals.

Amendments to Proposal 4

The vote required to approve Proposal 4 as described on page 80 of the 2022 Proxy Statement under the heading “Vote Required” is hereby amended and restated in its entirety as follows:

“Approval of this Proposal 4 requires the affirmative vote of a majority of the outstanding shares of the company’s Common Stock. Abstentions will have the effect of a vote against the approval of this Proposal 4. Nominees such as banks and brokers holding shares on behalf of beneficial owners who do not provide voting instructions may not vote the related shares with respect to this Proposal 4. These broker non-votes will also have the effect of a vote against approval of this Proposal 4. If this Proposal 4 is approved by the company’s stockholders, the resulting Certificate of Incorporation will be filed with the Secretary of State of the State of Delaware shortly after the Annual Meeting. If this Proposal 4 is not approved by the company’s stockholders, this Proposal will not be implemented and stockholders will not have the right to act by written consent.”

The description of the vote required to approve Proposal 5 (which also requires an amendment to the Company’s Certificate of Incorporation) under the heading “Vote Required” on page 83 of the 2022 Proxy Statement is correct and does not need to be revised.

Amendments to the Questions and Answers

Furthermore, the answers to the following questions contained on pages 93 and 94 of the 2022 Proxy Statement are hereby revised in their entirety to read as follows:

Q: How is it determined whether a matter has been approved?

A: Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting of Stockholders will be determined as follows:

•

Each director nominee under Proposal 1 receiving a majority of votes cast (number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director) will be elected as a director;

•	Proposal 4 and Proposal 5 require the affirmative vote of a majority of the outstanding shares of common stock of the Company; and

•	Each other matter requires the affirmative vote of a majority of the shares of common stock, present virtually or by proxy and entitled to vote at the Annual Meeting.

Q: What are broker non-votes and what effect do they have?

A: Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as the ratification of the appointment of the company’s independent registered public accounting firm. On “non-routine” matters nominees cannot vote unless they receive voting instructions from beneficial owners, resulting in so called “broker non-votes.” The items being considered at the Annual Meeting, except for the ratification of the appointment of the company’s independent registered public accounting firm, under “Proposal 3—Ratification of Independent Registered Public Accounting Firm,” are considered “non-routine” matters.

Broker non-votes will have no impact on “Proposal 1—Election of Directors,” “Proposal 2—Advisory Vote to Approve Named Executive Compensation,” “Proposal 6—Special Shareholder Meeting Improvement” or “Proposal 7—Independent Board Chairman.” Broker non-votes will have the same effect as a vote against “Proposal 4—Approval of Certificate of Incorporation Amendment to Permit Stockholder Action by Written Consent,” and “Proposal 5—Approval of Certificate of Incorporation Amendment to Lower the Special Meeting Threshold.”

Q: What effect does an abstention have?

A: Abstentions or directions to withhold authority will have no effect on the outcome of Proposal 1. Abstentions will have the same effect as a vote against any of the other matters specified in the Notice of Annual Meeting of Stockholders.

Except as described in this Amendment, none of the items or information presented in the 2022 Proxy Statement is affected by this Amendment. This Amendment does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the 2022 Proxy Statement contains other important additional information. This Amendment should be read in conjunction with the 2022 Proxy Statement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote.